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Exhibit 99.6

RELEASE AGREEMENT

        Computer Network Technology Corporation (the "Company") and Gregory T. Barnum ("Executive") agree as follows:

        WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated March 5, 2003 (the "Employment Agreement"); and

        WHEREAS, the Company and Executive have agreed to terminate the Employment Agreement releasing each other from all further obligations except those specifically identified therein as surviving such termination.

        THEREFORE, in consideration of the covenants and obligations set forth below, the Company and Executive agree as follows:

        1.     Separation from Employment. Executive's employment with the Company will terminate on June 1, 2005.

        2.     Severance. The Company agrees to pay Executive severance benefits in accordance with the terms of the Employment Agreement commencing as soon as practicable following the expiration of the rescission period referred to below.

        3.     Release of Claims. After adequate opportunity to review this Release Agreement and to obtain the advice of legal counsel of Executive's choice, Executive hereby releases, acquits and forever discharges the Company, and all of its directors, officers, agents, employees, affiliates, parents, successors and assigns ("Representatives"), from any and all liability whatsoever arising from or relating to (i) his employment by the Company, (ii) his separation from employment with the Company, or (iii) any other claim or liability, excluding liabilities from claims arising under this Release Agreement or under Sections 6(d) and 9 of the Employment Agreement. Subject to the foregoing, by this Release, Executive gives up any right to make a claim, bring a lawsuit, or otherwise seek money damages or court orders as a result of his employment by the Company, his separation from employment with the Company, or otherwise. Executive hereby acknowledges and intends that this Release applies to any statutory or common law claims which have arisen through the date of Executive's signature below, including but not limited to, any and all claims of unpaid wages, stock options, wrongful termination, defamation, intentional or negligent infliction of emotional distress, negligence, breach of contract, fraud, and any claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act (MHRA), the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other local, state or federal statutes. Executive acknowledges that this Release includes all claims Executive is legally permitted to release and as such does not apply to any claim for reemployment benefits, nor does it preclude Executive from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although Executive would not be able to recover any damages if Executive filed such a charge. This Release includes but is not limited to all claims relating to Executive's employment and the separation of Executive's employment. This Release Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns. Notwithstanding anything to the contrary contained herein, in no event shall this Release Agreement constitute a release by the Executive of his rights with respect to accrued benefits to which he would otherwise be entitled under any of the Company's employee benefit plans, programs or other employee benefit arrangements (excluding any severance plans or arrangements).

        4.     Entire Agreement. This Release Agreement contains the entire agreement between Executive and the Company with respect to the subject matter hereof. No modification or amendment to this Release Agreement shall be valid or binding unless made in writing and signed by the parties. This Release Agreement will be interpreted under the laws of Minnesota.

        5.     Notification of Rescission Rights.

          a)    This Release Agreement contains a release of certain legal rights which Executive may have under the ADEA or the MHRA. Executive should consult with an attorney regarding such release and other aspects of this Release Agreement before signing.

          b)    The termination of Executive's employment by the Company will not be affected by Executive's acceptance or failure to accept this Release Agreement. If Executive does not accept the terms hereof, or if Executive revokes his acceptance of this Release Agreement, the Company will not provide to him the benefits described herein.

          c)     Executive has twenty one (21) days to consider whether or not to sign this agreement, starting from the date he first receives a copy of this agreement. Executive may sign this agreement at any time during this twenty one (21) day period.

          d)    After Executive has accepted this Release Agreement by signing it, he may revoke his acceptance for a period of fifteen (15) days after the date he signed this Release Agreement. This Release Agreement will not be effective until this fifteen (15) day revocation period has expired.

          e)    If Executive wishes to revoke his acceptance of this Release Agreement he must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, addressed to: Computer Network Technology Corporation, 6000 Nathan Lane North, Plymouth, MN 55442, Attention: Board of Directors. If Executive fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

        I first received a copy of this Release Agreement on June 1, 2005.

Date: June 1, 2005	/s/ GREGORY T. BARNUM Gregory T. Barnum

        I agree to accept the terms of this Release Agreement.

Date: June 1, 2005	/s/ GREGORY T. BARNUM Gregory T. Barnum

COMPUTER NETWORK TECHNOLOGY CORPORATION

By:	/s/ THOMAS O. MCGIMPSEY Thomas O. McGimpsey
	Name:	Thomas O. McGimpsey
	Title:	Secretary
	Date:	June 1, 2005

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RELEASE AGREEMENT